Exhibit 99.1


                 FREEPORT-McMoRan COPPER & GOLD INC.
            TO ESTABLISH TRUST FOR TRIBAL COMMUNITIES

  *  FCX To Establish Trust for Amungme and Kamoro Tribes In
     Accordance with 1996 Agreement
  * FCX To Fund $500,000 per year To Trust, with initial funding of $2.5 million
  *  Tribal Leaders and FCX Officials Pledge Continued
     Collaborative Relationship

  New Orleans, LA, (USA), September 24, 2001 - Freeport-McMoRan Copper & Gold Inc. (FCX) and its mining affiliate PT Freeport Indonesia (PT-FI), together with indigenous community leaders from Irian Jaya (Papua), Indonesia today announced the signing of a "Letter and Mutual Acknowledgement" that will provide for a trust for the benefit of original tribal inhabitants of the Grasberg mine project area. This agreement, first outlined in 1996, fulfills a commitment by PT-FI for voluntary special recognition for the holders of the hak ulayat, or traditional land rights, in the mining area and for the expanded scope and continuing success of the mining operations. This agreement is in addition to other agreements between PT-FI and the local communities, including the Freeport Fund for Irian Jaya Development and existing land use recognition programs through which approximately $20 million in annual development funding is provided to communities in the area of PT-FI's operations.

     Under the agreement, PT-FI will fund $500,000 per year to the Trust and will initially provide $2.5 million
  representing funding for 1996 through 2000.   The Amungme
  and Kamoro tribal leaders expressed a desire for an equity ownership in PT-FI's operations in Irian Jaya (Papua) and intend to use a portion of the funds to buy shares of FCX in the public market to be owned and held by the Trust.

     The Trust provides benefits for the tribal groups in villages closest to PT-FI's operations through their local organizations known as BUK NEGEL (for the Amungme villages of Waa-Banti, Tsinga and Arwanop) and O NEGEL (for the Kamoro villages of Nayaro, Nawaripi and Tipuka) and their community development organizations LEMASA (Amungme) and LEMASKO (Kamoro).

     James R. Moffett, Chairman and CEO of FCX, and President Commissioner of PT-FI, in the signing ceremony with the community leaders, said, "This agreement and the Memorandum of Understanding signed last year are the result of several years of dialogue between PT-FI and the local community as we continue to work together in a spirit of mutual respect and understanding."

     Thom Beanal, Chairman of LEMASA, said that the agreement solidifies the local people's relationship with FCX and PT-FI for the benefit of all parties and is the realization of the community's desire for ownership in the Grasberg project. Beanal said, "We used to be on the outside, but now we stand together. We have a stake in this mining operation and we will work hard so that we can share in its success."

     Welly Mandowen, a Papuan and development advisor who participated in the process, said, "It is my hope that this agreement will serve as a model for other companies operating in Papua and throughout Indonesia to build a strong relationship with its local stakeholders in the development of human resources, sustainable social and economic development, environmental responsibility and human rights."

     FCX and PT-FI also emphasized support for two
  significant human rights initiatives in Irian Jaya.   The
  Freeport companies pledged continued assistance for a Human Rights Center in the Mimika Regency of Irian Jaya organized by LEMASA. The companies also renewed support for the HAMAK Foundation headed by Ms. Yosepha Alomang for the purpose of supporting human rights in Irian Jaya with a special focus on women and children.

     Judge Gabrielle Kirk McDonald, a member of the FCX Board of Directors and Special Counsel to the Chairman on Human Rights, engaged in dialogue with the community leaders, and announced FCX's full support of PT-FI's planned major human rights education and training programs for 2001 and 2002. Judge McDonald said, "We have been working together for many years now on these important issues. This agreement formalizes our commitments not only to the upholding and promotion of human rights, but also to partnership for positive economic and social development."

     FCX is engaged through its affiliates in mineral exploration and development, mining and milling of copper, gold and silver in Irian Jaya, Indonesia, and the smelting and refining of copper concentrates in Spain and Indonesia.